Exhibit 10.11.1
AMENDMENT TO EXECUTIVE EMPLOYEE AGREEMENT DATED
February 25, 2008
     This AMENDMENT TO THE EXECUTIVE EMPLOYMENT AGREEMENT dated July 1, 2006 (“Amendment”) is made as of July 1, 2008 (“Amendment Effective Date”) by and between Energy Recovery Inc., a Delaware corporation, with its principal offices at 1908 Doolittle Drive, San Leandro, CA 94577 (the “Company”) and MariaElena Ross, an individual (the “Executive”) (together, the “Parties”).
     Pursuant to Article 5.11 of the Executive Employment Agreement, the Parties hereby amend that Agreement as follows:
Article 1.2. The Parties amend and replace Article 1.2 to read as follows:
Term. The term of Executive’s employment is hereby extended through December 31, 2008. Thereafter, the Executive Employment Agreement, as amended, shall automatically terminate and Executive’s employment with the Company will become “at will.” “At will” employment means that either the Company or Executive may terminate Executive’s employment at any time with or without cause and with or without notice. Such at-will employment cannot be changed except by a writing signed by the Executive and a duly authorized executive or Board member of the Company.
Article 2.1(a). The Parties amend and replace Article 2.1(a) to read as follows:
Base Salary. Effective as of January 1, 2008, Executive’s base salary will be $12,083.34 per month ($145,000 per annum), less any deductions required by law, which shall continue to be paid in accordance with the Company’s normal and customary payroll practices, but no less frequently than monthly. The Executive’s base salary shall be reviewed annually and may be reasonably adjusted in the sole discretion of the Company.
Article 2.1(b). The Parties amend and replace Article 2.1 (b) to read as follows:
Annual Bonus.
(i) The Executive shall be eligible to participate in the Company’s annual bonus program and shall be eligible to earn an annual bonus in an amount not to exceed one (1) times Executive’s base salary. If the Executive is eligible to earn an annual cash bonus, the exact amount of the Executive’s annual cash bonus, if any, shall be determined by the Company pursuant to the attainment of performance goals as set forth in the attached performance matrix prepared by the Company.

(ii) Notwithstanding Article 2. l(b)(i) to the contrary, however, in the event that the scheduled IPO is not consummated through no fault of the Executive, as determined by the Board (with the recusal by the Executive from such Board determination, as necessary) in good faith, although the Executive may not be eligible to receive any annual cash bonus in 2008, all of the Executive’s stock options granted under Executive’s 2006 Equity Compensation Grant pursuant to Article 2.1(c) of Executive’s Executive Employment Agreement shall immediately and fully vest effective as of December 31, 2008,
Article 3.1(a)(iv). The Parties amend and replace Article 3.1(a)(iv) to read as follows:
Executive’s violation of the Company’s Code of Conduct, if any, and as amended from time to time, confidentiality obligations to the Company or misappropriation of Company assets; or
Article 3.2(e)(i)(D). The Parties amend and replace Article 3.2(e)(i)(D) to read as follows:
any material reduction, limitation or failure to pay or provide any of the compensation provided to the Executive under Article 2.1 of this Agreement or any other agreement or understanding between the Executive and the Company, or pursuant to the Company’s policies and past practices, as of the date immediately prior to the Change in Control; or
Article 3.2(e)(ii). The Parties add Article 3.2(e)(ii)(E) as follows:
“Change in Control,” as defined above, shall not in any instance be construed to include the Company’s IPO or any event occurring in connection with or as a result of the Company’s IPO.
All other terms contained in the Executive Employment Agreement shall continue in full force and effect.
WITNESS, the execution of this Amendment as of the date first above written.

“Executive”		“Company”

Energy Recovery Inc.

By:	/s/ MariaElena Ross 3/4/08	By:	/s/ G.G. Pique

	MariaElena Ross		Title: President and CEO

TO:	MariaElena Ross
FROM:	GG Pique
DATE:	March 3, 2008
SUBJECT:	2008 Performance Bonus

ERI will pay a maximum of 30% of base salary at the end of the year for exceeding the following performance objectives:
1)	Hire Sr. HR person to delegate HR administrative function

2)	Establish long-term incentive program for retention

3)	Up-graded benefits program

4)	Employee training seminars on taxes, IPO, stock, estate planning, etc.
The actual amount payable will be based on a subjective appraisal of each performance objective per the following rating schedule:

100%	Exceeded objective
75%	Met objective
50%	Met objective late or incompletely
25%	Substantially initiated effort to meet objective
0%	Did not meet objective

/s/ G.G. Pique		/s/ MariaElena Ross	3/4/08

G.G. Pique	Date	MariaElena Ross	Date